SSSB 4/23/07

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

April 24, 2007 (April 18, 2007)

ATLANTIC EXPRESS TRANSPORTATION CORP.

(Exact Name of Registrant as Specified in Charter)

NEW YORK (State or Other Jurisdiction of Incorporation)	0-24247 (Commission File Number)	13-392-4567 (IRS Employer Identification No.)

7 NORTH STREET STATEN ISLAND, NEW YORK 10302-1205

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (718) 442-7000

NOT APPLICABLE

(former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Atlantic Express Transportation Corp. (the “Company”) and its parent Atlantic Express Transportation Group Inc. (“AETG”) have entered into an amended and restated employment agreement, dated as of April 18, 2007, with Domenic Gatto that provides for his continued employment with the Company through December 31, 2009. The term of Mr. Gatto’s employment may be extended each year for a period of one year at the option of the Company. Mr. Gatto was appointed Chief Executive Officer, President and Vice Chairman of the Board under the employment agreement. Under the terms of the employment agreement, Mr. Gatto receives annual compensation in the amount of $592,162 base salary, which will be increased on November 1, 2007 and each anniversary date thereafter, by the greater of 3% or the last twelve months’ increase in the consumer price index. Mr. Gatto is entitled to receive an annual bonus equal to 15% of his base salary for each fiscal year in which the Company’s adjusted EBITDA exceeds by 10% the projected EBITDA. The annual bonus is increased to 25% of his base salary for each year in which the actual EBITDA exceeds the projected EBITDA by 15%. In the event of a specified change of control of AETG or the Company, Mr. Gatto will receive a cash exit bonus equal to the fair market value of 1.5% of the Company’s common shares on a fully diluted basis as of the date of such change of control, provided, if the fair market value of all of the outstanding common stock is equal to or in excess of $50.0 million or $70.0 million, he is entitled to receive a bonus equal to the fair market value of 2.5% or 3.0%, respectively, of the Company’s common stock. If Mr. Gatto is terminated without cause, as defined in his employment agreement, he will receive the remainder of his salary for the outstanding term of his contract, his accrued annual bonus through the date of termination, his exit cash bonus upon a specified change of control and severance in the amount of his annual base salary. If Mr. Gatto is terminated with cause, as defined in his employment agreement he will receive his accrued but unpaid annual bonus, his cash exit bonus upon a change of control and severance equal to six months of his base salary. The agreement also contains covenants governing confidentiality, non-competition and non-solicitation upon the termination of his employment. The non-compete continues for a period of 18 months (24 months if a majority of the common shares of AETG is then owned by the current shareholders) following termination of Mr. Gatto’s employment by AETG and the Company.

AETG and the Company have entered into an amended and restated employment agreement, dated as of April 18, 2007, with Nathan Schlenker, which provides for his continued employment with the Company through December 31, 2008. The term of Mr. Schlenker’s employment may be extended each year for a period of one year at the option of the Company. The agreement covers Mr. Schlenker’s employment as our Chief Financial Officer. Mr. Schlenker receives an annual compensation of $345,909, which will be increased on November 1, 2007 and each anniversary date thereafter by the greater of 3% or the last twelve months’ increase in the consumer price index. Mr. Schlenker is entitled to receive an annual bonus equal to 15% of his base salary for each fiscal year in which the Company’s adjusted EBITDA exceeds by 10% the projected EBITDA. The annual bonus is increased to 25% of his base salary for each year in which the actual EBITDA exceeds the projected EBITDA by 15%. In the event of a specified change of control of the Company or AETG, Mr. Schlenker will receive a cash exit bonus equal to the fair market value of 0.5% of the Company’s common shares on a fully diluted basis as of the date of such change of control, provided, if the fair market value of all of the outstanding common stock is equal to or in excess of $50.0 million or $70.0 million, he is entitled to receive a bonus equal to the fair market value of 1.0% or 1.5%, respectively, of the Company’s common stock. Upon termination of Mr. Schlenker’s employment for any reason other than for cause, as defined in his employment agreement, due to death or permanent disability or by Mr. Schlenker without good reason as defined in his employment agreement, he will receive severance equal to six months of his base salary. In addition, upon termination of Mr. Schlenker’s employment for any reason other than for cause or by Mr. Schlenker without good reason, the Company will retain Mr. Schlenker as a consultant for a period of six months and will pay him his base salary for such six month period. The employment agreement also contains covenants governing confidentiality, non-competition and non-solicitation upon termination of Mr. Schlenker’s employment. The non-compete continues for a period of 18 months (24 months if a majority of the common shares of AETG is then owned by the current shareholders) following termination of Mr. Schlenker’s employment by AETG and the Company.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
10.1	Fifth Amended and Restated Employment Agreement, dated as of April 18, 2007, among Atlantic Express Transportation Group Inc., Atlantic Express Transportation Corp. and Domenic Gatto.
10.2	Fifth Amended and Restated Employment Agreement, dated as of April 18, 2007, among Atlantic Express Transportation Group Inc., Atlantic Express Transportation Corp. and Nathan Schlenker.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2007

ATLANTIC EXPRESS TRANSPORTATION CORP.
/s/ Nathan Schlenker
Name:	Nathan Schlenker
Title:	Chief Financial Officer